420 Throckmorton Street, Suite 200
Ft. Worth, Texas 76102

COMPANY SIGNS LETTER OF INTENT TO ACQUIRE FLEAUX SERVICES OF
LOUISIANA, LLC FOR $18,000,000 USD

FORT WORTH, TEXAS, May 3, 2018—Galenfeha, Inc. (OTC:GLFH) announced today the company signed a Letter of Intent to acquire Fleaux Services of Louisiana, LLC, a leading oil and gas measurement company, for $18,000,000 USD. The acquisition is contingent on Galenfeha’s ability to raise the funds, and the Company has engaged Wall Street firm Paulson Investment Company, LLC as the lead placement agent for financing the transaction.

Galenfeha’s founder, Mr. James Ketner stated: “We have a lot of work to do, and I want to inform the public of some upcoming changes, so there are no surprises. Mr. Trey Moore, President/CEO, and founder of Fleaux Services, is assuming the role of Galenfeha’s Chief Executive Officer. I believe there is nobody more qualified to take the position, as he is a young, charismatic leader with a great operational history in the oil and gas industry. He has the ability to lead the company to continued growth in the future. I will be working directly with Mr. Moore over the next several months as he transitions into the role.”

Building on his historic relationships in the oil and gas industry, Trey Moore founded Fleaux Services six years ago. The company is now a premier provider of oil and gas measurement, automation, and control equipment, boasting revenues of approximately $21m in 2016, approximately $36m in 2017, and revenues for first quarter 2018 of approximately $12m.

Mr. Trey Moore, Galenfeha’s newly appointed CEO commented: “I am excited about what lies ahead of us with this potential acquisition, and our most recent acquisition. I also want to thank Mr. Ketner for his personal sacrifices over the last year and a half in order to prepare Galenfeha for these opportunities. He has done a tremendous job staying focused and diligent in getting us to this point. We are looking forward to his continued involvement, direction, and leadership in our promising future.”

Mr. Ketner added: “In addition to the change in the CEO position, we will also be electing a new board of directors. In order to meet the listing requirements for the NYSE-MKT exchange, we need to have board independence, and have already identified two experienced candidates to fill the roles of Chairman and Audit committee chair.”

“Lastly, our investment firm has advised us to eliminate the preferred stock to make our capital structure less complicated for potential investors funding this transaction. All preferred shares will move 1:1 into the common. This should by no means be perceived as a rush for the door by our current affiliates. I personally believe there is a tremendous opportunity here for all investors going forward over the next several years,” Mr. Ketner concluded.

About Galenfeha, Inc.:

Galenfeha, Inc. was founded by James Ketner in March 2013 as an Engineering Services/Research and Development company headquartered in Ft. Worth Texas. The company generates revenue by receiving royalties from products we developed, providing engineering, regulatory, and business consulting services across numerous disciplines, such as aerospace, automotive, and medical, and by making investments in companies that our management team feels to be undervalued. With the recent acquisition of Fleaux Solutions, LLC, the company also generates revenues and earnings through government contracts. The Company’s stock has been actively traded (GLFH) since September 2014.

For more information on Galenfeha's products and services, please visit www.galenfeha.com

About Fleaux Services of Louisiana, LLC:

Fleaux Services was created from, and is based on, a simple concept—Service for the Customer, and the Employees are Assets. Fleaux Services has built a sales and support team with an industry reputation of making sure that the customer is taken care of with quality parts and service. Fleaux Services is a company committed to Oil and Gas industry innovative solutions with a creative vision of complete system automation through hardware and software products. While investing in its employees and customers’ knowledge level of available technologies, we are devoted to creating simplicity through advanced Technology.

An online presentation of Fleaux Services: https://prezi.com/view/xcQMMUlYCM1Y2vKuexSt/

For more information on Fleaux Services of Louisiana, LLC please visit www.fleaux.com

Contact: Galenfeha, Inc. 817-945-6448 info@galenfeha.com	Contact: Fleaux Services of Louisiana 318-603-5440 info@fleaux.com

Forward-Looking Statements: Except for historical information contained in this release, the matters discussed are forward-looking statements that involve risks and uncertainties. When used in this release, words such as "anticipate," "believes," "estimate," "expect," "should," "intend," "projects," "objective," and "appears," and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization, or technological difficulties; the regulatory and trade environment; the impact of reimbursement rates and coverage; and the risk factors reported from time to time in the Company's SEC reports. The Company undertakes no obligation to revise any forward-looking statements as a result of future events or developments.

Enbridge Inc. ENB and Spectra Energy Partners, LP SEP announced execution of a definitive agreement. The transaction led to the conversion of Enbridge’s incentive distribution rights (IDRs) and general partner (GP) economic interests in Spectra Energy into 172.5 million newly issued SEP common units.

All of the IDRs have been eliminated as a result of the transaction. The 172.5 million newly issued Spectra Energy common units are worth about $7.2 billion based on the volume-weighted average price of the company’s common units over the past twenty days.

The transaction value indicates a multiple of 15.7x estimate 2018 GP/IDR cash flow and is anticipated to be breakeven to Spectra Energy‘s’ distributable cash flow per common unit by the second half of 2019 and will be accretive thereafter.

Enbridge holds a non-economic GP interest in Spectra Energy and owns about 403 million SEP common units. This corresponds to about 83% of Spectra Energy’s outstanding common units.

Spectra Energy’s common unitholders derive significant benefits from the transaction. The removal of the IDRs is expected to boost Spectra Energy’s competency and growth potential by permanently improving cost of capital, thereby improving value for both Spectra Energy unitholders and Enbridge.

The transaction also simplifies Spectra Energy’s capital structure and supports the interests of all unitholders. Spectra Energy maintains its current guidance of 7% distribution growth in 2018 and 4-6% distribution growth in 2019-20, distribution coverage of 1.1x to 1.2x and a strong credit profile of sub 4.0x Debt/EBITDA.

The transaction closed immediately after the signing of the definitive agreement.

Price Performance

Enbridge’s shares have gained 1.4% compared with the industry’s rally of 5% in the last three months.